                                                                      EXHIBIT 21

                                    KEYCORP
              SUBSIDIARIES OF THE REGISTRANT AT FEBRUARY 28, 2002

                                                  JURISDICTION
                                                OF INCORPORATION
               SUBSIDIARIES(a)                  OR ORGANIZATION             PARENT COMPANY
----------------------------------------------  ----------------  ----------------------------------
KeyBank National Association                     United States                 KeyCorp

(a) Subsidiaries of KeyCorp other than KeyBank National Association are not listed above since, in the aggregate, they would not constitute a significant subsidiary. KeyBank National Association is 100% owned by KeyCorp.

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